Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2nd QUARTER 2016 EARNINGS

OAKLAND, MARYLAND—August 11, 2016: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $2.5 million for the first six months of 2016, compared to $1.2 million for the same period of 2015. Basic and diluted net income per common share for the first six months of 2016 was $.39, compared to basic and diluted net income per common share of $.19 for the same period of 2015. The increase in earnings was due to an increase in net interest income offset by an increase of $1.8 million in provision for loan losses as well as an increase of $1.1 million in other operating income, a decrease of $1.1 million in other operating expenses offset by an increase of $.5 million in provision for income taxes. The net interest margin for the first six months of 2016, the year ended December 31, 2015 and the first six months of 2015, on a fully tax equivalent (“FTE”) basis, was 3.22%, 3.04% and 3.04%, respectively. The increase in interest income on earning assets and a reduction in interest expense contributed to the increase in the net interest margin for the first six months of 2016 when compared to the margin recorded for the year ended December 31, 2015.

Consolidated net income available to common shareholders was $1.3 million, or $.20 per common share, for the second quarter of 2016, compared to $.5 million, or $.08 per common share, for the same period of 2015. The increase in earnings for the second quarter of 2016 when compared to the second quarter of 2015 was attributable to an increase in net interest income of $.6 million, increases in other operating income of $.6 million and a decline in other operating expenses of approximately $1.0 million, partially offset by an increase of $1.3 million in provision for loan losses. The net interest margin for the second quarter of 2016, on an FTE basis, was 3.20% compared to 3.00% for the same period of 2015.

Financial Highlights Comparing the Three and Six Months Ended June 30, 2016 and 2015:

•	Provision expense for the second quarter of 2016 increased by $1.3 million when compared to the second quarter of 2015. The increase was driven by a specific allocation on a large participation loan in Pennsylvania.

•	Other operating income increased $1.1 million during the first six months of 2016 when compared to the same period of 2015. This increase was primarily attributable to net gains on sales of investment securities as well as increases in service charge income, trust and brokerage income, debit card income and a one-time death benefit of $.2 million received on Bank Owned Life Insurance during the second quarter of 2016.

•	Operating expenses decreased $1.0 million in the second quarter of 2016 when compared to the same period of 2015. This decrease was due to a decrease in salaries and benefits of $.1 million due to reductions in health care costs, decreased FDIC premiums of $.2 million, decreases in professional services due primarily from increased legal expenses in the second quarter of 2015, a decrease of $.2 million in other real estate owned (“OREO”) expenses relating to a reduction in valuation allowances offset by an increase in other miscellaneous expenses.

“The Board of Directors is pleased to report another solid financial quarter.  Core earnings continue to improve, driven by increased loan production, trust and investments income, service charge income, and reduced expenses.”

“We remain focused on improving future earnings and as we look to the future, we are very excited!  Next week, we will reveal a new branding initiative to our associates and customers.     We have brightened our colors and will be updating our look in the Bank and online, renewing our passion to be the bank our customers want a lifetime relationship with, the one that’s so personal, they say, “That’s my bank!”  The Board and management team believe our new look reflects our renewed passion for our vision of uncommon commitment to service and solutions,” stated Carissa L. Rodeheaver, Chairman of the Board, Chief Executive Officer and President.

Balance Sheet Overview

Total assets at June 30, 2016 remained stable at $1.3 billion when compared to December 31, 2015. During the first six months of 2016, cash and interest-bearing deposits in other banks decreased $29.5 million, the investment portfolio decreased $30.8 million, and gross loans increased $40.2 million. Total liabilities decreased by $8.5 million during the first six months of 2016 due primarily to a reduction of $15.5 million in short-term borrowings partially offset by an increase in deposits of $6.5 million. Comparing June 30, 2016 to December 31, 2015, shareholders’ equity decreased $7.5 million as a result of the redemption of $10.0 million of the Company’s Series A Preferred Stock in February 2016, offset partially by $2.5 million in earnings during the first six months of 2016.

Total investment securities available-for-sale decreased $23.0 million since December 31, 2015. This decline during the first six months is due to sales of investments for loan funding as well as calls on investments. At June 30, 2016, the securities classified as available-for-sale included a net unrealized loss of $2.6 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Comparing June 30, 2016 to December 31, 2015, outstanding loans increased by $40.2 million (4.58%). Commercial real estate (“CRE”) loans increased $23.3 million due to several new large relationships booked during the first six months, acquisition and development (“A&D”) loans increased $8.5 million primarily due to new loans booked in our 5/1 and 7/1 ARM programs, commercial and industrial (“C&I”) loans increased $1.9 million, residential mortgages increased by $6.8 million, and the consumer portfolio decreased by $.3 million. Approximately 38% of the commercial loan portfolio was collateralized by real estate at June 30, 2016 compared to 39% at December 31, 2015.

Total deposits increased $6.5 million during the first six months of 2016 when compared to deposits at December 31, 2015. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $1.6 million. Traditional savings accounts increased $6.8 million due to continued growth in our Prime Saver product. Total demand deposits decreased $2.4 million and total money market accounts increased $12.2 million due to increased balances in our trust ICS money market account. Time deposits less than $100,000 declined $5.9 million and time deposits greater than $100,000 decreased $5.8 million.

The book value of the Corporation’s common stock was $14.87 per share at June 30, 2016, compared to $14.51 per share at December 31, 2015.

At June 30, 2016, there were 6,269,004 outstanding shares of the Corporation’s common stock and 20,000 outstanding shares of the Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $1.0 million (5.41%) during the first six months of 2016 over the same period in 2015 due to a $.9 million (18.22%) decrease in interest expense, coupled with a $.1 million (.28%) increase in interest income. The net interest margin in the first six months of 2016 was 3.22%, compared to 3.04% for the first six months of 2015.

Comparing the first six months of 2016 to the same period of 2015, the slight increase in interest income was due to an increase of $1.1 million in interest income on loans. This increase was due to the increase in average balances of $58.5 million offset by a decrease in interest income on investments due to a decline in average investments of $71.1 million, for an overall decrease in average earning assets of $9.2 million.

Interest expense decreased during the first six months of 2016 when compared to the same period of 2015 due primarily to a decrease of $19.1 million on our average balance of interest-bearing liabilities. This decrease was due to the repayment of a $30 million FHLB advance in July 2015. The effect on the average rate paid was a 17 basis point decrease from 1.01% for the six months ended June 30, 2015 to .84% for the same period of 2016.

Net interest income, on an FTE basis, increased $.5 million (5.93%) during the second quarter of 2016 over the same period in 2015 due to a slight increase in interest income as well as a $.4 million (16.65%) decrease in interest expense. The net interest margin in the second quarter of 2016 was 3.20%, compared to 3.00% for second quarter of 2015.

Comparing the second quarter of 2016 to the same period of 2015, the slight increase in interest income was due to the increase in average loans of $65.8 million, offset by a reduction in average investment balances of $76.2 million for an overall reduction in average earning assets of $3.4 million. The overall rate earned on earnings assets, for the second quarter of 2016, increased 6 basis points.

Interest expense decreased during the second quarter of 2016 when compared to the same period of 2015 due to a decrease of $19.8 million on our average balance of interest-bearing liabilities. This decrease was due to the repayment of a $30 million FHLB advance in July 2015. The effect on the average rate paid was a 15 basis point decrease from 1.00% for the three months ended June 30, 2015 to .85% for the same period of 2016.

Asset Quality

The ALL increased to $12.7 million at June 30, 2016, from $11.9 million at December 31, 2015. The provision for loan losses increased to $1.9 million for the first six months of 2016, compared to $.1 million for the same period of 2015. Net charge-offs increased to $1.2 million for the six months ended June 30, 2016, compared to $.4 million for the six months ended June 30, 2015. The ratio of the ALL to loans outstanding at June 30, 2016 was 1.38% and 1.36% at December 31, 2015, compared to 1.40% at June 30, 2015.

The ratio of net charge-offs to average loans for the six months ended June 30, 2016 was an annualized .26%, compared to an annualized .09% for the same period in 2015 and .14% for the year ended December 31, 2015. The CRE portfolio had an annualized net charge-off rate as of June 30, 2016 of 1.37% compared to an annualized net charge-off rate of .05% as of December 31, 2015. This increase in charge-offs is related to a $1.7 million charge-off on one loan due to reduced appraised value on the property. The A&D loans improved to an annualized net recovery rate as of June 30, 2016 of 2.20% compared to an annualized net charge-off rate of .79% as of December 31, 2015. This improvement is due primarily to an appraisal review on properties of a large loan relationship. The ratio for C&I loans had a net charge-off rate of .52% as of June 30, 2016 compared to no charge-offs as of December 31, 2015. The residential mortgage ratios were a net charge-off rate of .08% as of June 30, 2016 and a net charge-off rate of .02% as of December 31, 2015, and the consumer loan ratios were net charge-off rates of .52% and .40% as of June 30, 2016 and December 31, 2015, respectively.

Non-accrual loans totaled $11.3 million at June 30, 2016, compared to $15.5 million at December 31, 2015. The decline in non-accrual balances at June 30, 2016 is due to the charge-off of balances for a large relationship and one large relationship moving to OREO. Non-accrual loans which have been subject to a partial charge-off totaled $5.9 million at June 30, 2016, compared to $4.1 million at December 31, 2015. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $2.1 million at June 30, 2016 and $1.8 million at December 31, 2015.

Accruing loans past due 30 days or more decreased to .47% of the loan portfolio at June 30, 2016, compared to .76% at December 31, 2015. The decrease for the first six months of 2016 was due primarily to improvements in the other commercial real-estate and residential mortgage term portfolios.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $.8 million during the first six months of 2016 when compared to the same period of 2015. This increase was primarily attributable to increases in service charge income, trust and brokerage income, debit card income and a one-time death benefit of $.2 million received on Bank Owned Life Insurance during the second quarter of 2016.

Net gains of $.3 million were reported in other income in the first six months of 2016, compared to net gains of $5,000 during the same period of 2015. The increase resulted from gains on sales of investment securities used for loan funding for the first six months of 2016.

Other operating income, exclusive of gains, increased $.6 million during the second quarter of 2016 when compared to the same period of 2015. This increase was due to a $.2 million increase in Bank Owned Life Insurance income from a one-time death benefit, increased service charge income relating to a paper statement fee implemented in late 2015, increased NSFs and account analysis fees, increases in trust and brokerage income and debit card income.

Net gains of $.1 million were reported in other income in the second quarter of 2016, as well as the same period of 2015.

Operating expenses decreased $1.1 million in the first six months of 2016 when compared to the same period of 2015. This was due primarily to a $.8 million decrease in OREO expenses primarily due to a reduction in valuation allowances, a $.3 million decrease in FDIC premiums, a $.3 million decrease in professional services and a $.3 million decrease in data processing expenses due to reduced expenses related to our core processor. These decreases were offset by a $.2 million increase in salaries and employee benefits due to increased costs related to the administration of the pension plan and health care costs and an increase of $.4 million in other miscellaneous expenses for a reserve on a pending loan claim.

Operating expenses decreased $1.0 million in the second quarter of 2016 when compared to the same period of 2015. This decrease was due to a decrease in salaries and benefits of $.1 million due to reductions in health care costs, decreased FDIC premiums of $.2 million, decreases in professional services due primarily from increased legal expenses in the second quarter of 2015, a decrease of $.2 million in OREO expenses relating to a reduction in valuation allowances offset by an increase in other miscellaneous expenses.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2016	2015	2016	2016	2015
EARNINGS SUMMARY
Interest income	$11,457	$11,268	$11,438	$22,895	$22,691
Interest expense	$2,078	$2,493	$2,029	$4,107	$5,022
Net interest income	$9,379	$8,775	$9,409	$18,788	$17,669
Provision for loan losses	$1,346	$52	$568	$1,914	$126
Other Operating Income	$3,759	$3,158	$3,388	$7,147	$6,311
Net Gains	$64	$102	$216	$280	$5
Other Operating Expense	$9,539	$10,510	$9,897	$19,436	$20,559
Income before taxes	$2,317	$1,473	$2,548	$4,865	$3,300
Income tax expense	$613	$298	$677	$1,290	$757
Net income	$1,704	$1,175	$1,871	$3,575	$2,543

Accumulated preferred stock dividends	$450	$675	$675	$1,125	$1,350

Net income available
to common shareholders	$1,254	$500	$1,196	$2,450	$1,193

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2016	2015	2016
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.20	$0.08	$0.19

Book value	$14.87	$13.29	$14.57
Closing market value	$9.84	$8.66	$10.95
Market Range:
High	$11.34	$9.46	$11.70
Low	$9.65	$8.36	$8.82

Common shares outstanding at period end	6,269,004	6,254,620	6,254,620

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.55%	0.38%	0.57%
Return on average shareholders' equity	6.31%	4.60%	6.52%
Net interest margin	3.22%	3.00%	3.23%
Efficiency ratio	73.40%	84.00%	75.30%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2016	2015	2015

Assets	$1,307,422	$1,323,458	$1,343,071
Earning assets	$1,159,529	$1,150,750	$1,156,494
Gross loans	$919,252	$879,023	$845,090
Commercial Real Estate	$303,841	$280,505	$261,175
Acquisition and Development	$119,462	$110,986	$94,873
Commercial and Industrial	$75,718	$73,853	$93,531
Residential Mortgage	$395,576	$388,739	$370,955
Consumer	$24,655	$24,940	$24,556
Investment securities	$244,957	$275,792	$313,042
Total deposits	$1,005,268	$998,794	$1,003,095
Noninterest bearing	$206,123	$204,569	$211,023
Interest bearing	$799,145	$794,225	$792,072
Shareholders' equity	$113,230	$120,771	$113,154

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
	2016	2015	2015
Period end capital
Tier 1 to risk weighted assets	14.14%	15.31%	13.53%
Common Equity Tier 1 to risk weighted assets	10.13%	9.92%	8.89%
Tier 1 Leverage	10.69%	11.51%	10.32%
Total risk based capital	16.42%	17.37%	15.70%

ASSET QUALITY
Net charge-offs/(recoveries) for the quarter	$924	$717	$(6)

Nonperforming assets: (Period End)
Nonaccrual loans	$11,318	$15,498	$11,882
Loans 90 days past due
and accruing	$849	$1,025	$415
Total nonperforming loans
and 90 days past due loans	$12,167	$16,523	$12,297

Restructured loans	$11,614	$14,019	$18,442
Other real estate owned	$9,423	$6,883	$11,587

Allowance for loan losses
to gross loans, at period end	1.38%	1.36%	1.40%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.32%	1.88%	1.46%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.93%	1.25%	0.92%